Exhibit 99.1

ST. JUDE MEDICAL REPORTS FIRST QUARTER SALES AND EARNINGS

St. Paul, MN, April 20, 2005 — St. Jude Medical, Inc. (NYSE:STJ) today reported results for the first quarter ended March 31, 2005. The Company reported net sales of $664 million, an increase of 21% compared to the $549 million reported in the first quarter of 2004. Favorable foreign currency translation comparisons increased first quarter sales by about $15 million.

Reported net earnings for the first quarter of 2005 were $119 million or $.32 per diluted share, compared to $95 million, or $.26 per diluted share in the first quarter of 2004. During the first quarter of 2005, St. Jude Medical recorded a special charge for the purchase of in-process research and development of approximately $12 million in conjunction with the completion of the acquisition of Endocardial Solutions, Inc. Net earnings for the first quarter, excluding this non-recurring item, were $132 million or $.35 per diluted share, an increase of 35% over the $.26 per diluted share reported in the comparable quarter of 2004.

First quarter ICD product sales were $206 million, a 72% increase over the comparable quarter of 2004, underscoring the continued benefit to St. Jude Medical of its highly competitive CRT-D products in the U.S. and in other major markets around the world. First quarter pacemaker sales were $217 million, a 3% decrease from the comparable quarter of 2004, consistent with a trend in the U.S. market toward the use of ICD products in patients who previously would have received a pacemaker.

Atrial fibrillation product sales for the first quarter totaled $59 million, a 55% increase over the first quarter of 2004. Sales of atrial fibrillation products in 2005 include sales from businesses acquired since the first quarter of 2004. Total sales of cardiology products for the first quarter were $110 million, a 15% increase over 2004. Within this category of products, vascular sealing device sales for the first quarter of 2005 totaled $83 million, a 19% increase over the first quarter of last year.

Total cardiac surgery sales for the first quarter of 2005 were $72 million, including heart valve product sales of approximately $67 million. This compares with total cardiac surgery sales of $73 million and heart valve product sales of $67 million in the first quarter of last year.

Commenting on first quarter 2005 results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “We are off to a great start in 2005. This quarter’s ICD sales represent a clear gain in market share. Our structured continuous improvement programs continue to pay off as reflected in our expanding gross profit margin and our EPS growth.”

During a conference call, St. Jude Medical will provide sales and earnings guidance for the second quarter and full year 2005. The Company expects consolidated EPS for the second quarter of 2005 to be in the range of $.35 to $.37 per diluted share and for the full year 2005 in the range of $1.39 to $1.43, excluding the impact of non-recurring items.

St. Jude Medical’s 1st quarter earnings conference call will be live (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?c=73836&p=irol-EventDetails&Eventld =956659.

Any statements made regarding St. Jude Medical’s anticipated future product launches, regulatory approvals, revenues, earnings, market shares, and potential clinical success are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Section of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004 (see pages 11-16). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers outstanding clinical performance and demonstrated economic value.

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(Data in Thousands, Except EPS)
(Unaudited)

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2004
	Reported	Purchased R&D Expense	Before Purchased R&D Expense	Reported
Net sales	$663,909	—	$663,909	$548,576
Cost of sales	187,883	—	187,883	164,245
Gross profit	476,026	—	476,026	384,331

Selling, general & administrative	219,047	—	219,047	187,549
Research & development	76,985	—	76,985	65,580
Purchased R&D	12,400	(12,400)	0	0

Operating profit	167,594	12,400	179,994	131,202
Other income (expense)	1,732	—	1,732	(1,565)

Earnings before taxes	169,326	12,400	181,726	129,637
Income tax provision	49,975	—	49,975	34,483
Net earnings	$119,351	$12,400	$131,751	$95,154

Earnings per share
Basic	$0.33	$0.03	$0.37	$0.27
Diluted	$0.32	$0.03	$0.35	$0.26

Basic shares outstanding	360,304	360,304	360,304	349,174
Diluted shares outstanding	375,529	360,304	375,529	368,244

Condensed Consolidated Balance Sheets
(Data in Thousands)
(Unaudited)

	March 31, 2005	Dec. 31, 2004
Cash & cash equivalents	$686,190	$688,040
Accounts receivable, net	669,950	630,983
Inventories	336,152	330,873
Other current assets	227,525	213,321
Property, plant & equipment, net	338,660	326,981
Goodwill	790,291	593,799
Other intangible assets, net	250,112	207,096
Other assets	243,935	239,654
Total assets	$3,542,815	$3,230,747

Current liabilities	$593,515	$605,393
Long-term debt	418,158	234,865
Deferred income taxes	42,030	56,561
Total equity	2,489,112	2,333,928
Total liabilities & equity	$3,542,815	$3,230,747